As filed with the Securities and Exchange Commission on July 13, 2001

Registration No._________________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________

FORM S-8

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

TASER International, Inc.
(Exact name of registrant as specified in its charter)

Delaware	86-0741227

(State or other jurisdiction of	(IRS Employer

incorporation or organization)	Identification No.)

7860 East McClain Drive, Suite 2

Scottsdale, Arizona	85260

(Address of principal executive offices)	(Zip Code)

2001 Stock Option Plan
1999 Stock Option Plan
(Full title of the plan)

Patrick W. Smith
Chief Executive Officer
7860 East McClain Drive, Suite 2
Scottsdale, Arizona 85260
(480) 991-0797
(Name, address and telephone number of agent for service)

Copies to:

Thomas P. Palmer
Tonkon Torp LLP
1600 Pioneer Tower
888 S.W. Fifth Avenue
Portland, Oregon 97204

PROSPECTUS SUMMARY
Explanatory Note
TASER International, Inc.
Where You Can Find More Information
Incorporation Of Certain Documents By Reference
RISK FACTORS
THIS OFFERING
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS
EX-5.1
EX-23.1

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, $0.00001 par value	689,364 shares(1)	$7.22	$3,682,308.70		$920.58

Common Stock, $0.00001 par value	219,168 shares(2)	$7.22	$1,315,008.00	Not applicable.(4)

Total	908,532		$4,997,316.70		$920.58

(1)	This filing registers 550,000 shares of TASER’s common stock reserved for issuance under TASER’s 2001 Stock Option Plan (the “2001 Plan”) and 139,364 shares of TASER’s common stock reserved for issuance under TASER’s 1999 Stock Option Plan (the “1999 Plan”). Pursuant to Rule 416 there are also being registered an undetermined number of additional shares of common stock that may become available for purchase in accordance with the provisions of the 2001 Plan and the 1999 Plan in the event of any future change in the outstanding shares of common stock as a result of a stock dividend, stock split or similar adjustment.

(2)	This filing also registers 219,168 shares of TASER’s common stock relating to reofferings of common stock which may be acquired from time to time in connection with exercises of options granted under the 2001 Plan and the 1999 Plan by certain directors and officers of TASER.

(3)	Calculated pursuant to Rule 457(c) and (h)(3) based upon (a) the actual aggregate price of $2,207,652.70 for 443,588 shares of TASER’s common stock subject to previously granted options (120,000 of which are exercisable at $7.22 per share; 184,224 of which are exercisable at a price of $6.55 per share; 18,531 of which are exercisable at a price of $3.30 per share; 36,667 of which are exercisable at a price of $0.66 per share; 80,833 of which are exercisable at a price of $0.60 per share; and 3,333 of which are exercisable at a price of $0.22 per share;), and (b) the estimated proposed maximum offering price for 245,776 shares reserved for issuance under the 2001 Plan, of $1,474,656, estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended (the “Securities Act”). The estimated offering price of $6.00 per share is the average of the bid and asked prices of the common stock on July 12 on the Nasdaq SmallCap Market.

(4)	The estimated proposed maximum offering price for 219,168 shares offered for resale is calculated based upon the average of the bid and asked prices of the common stock on July 12 on the Nasdaq SmallCap Market. No additional filing fee is required to be paid with respect to the shares offered pursuant to the Plan which are offered for resale under the reoffer prospectus contained herein pursuant to Rule 457(h)(3).

REOFFER PROSPECTUS

TASER INTERNATIONAL, INC.

THE OFFERING

     This prospectus is being used in connection with the offering from time-to-time by certain officers and directors of TASER International, Inc. or their successors in interest of shares of common stock of TASER that the selling stockholders may acquire upon the exercise of stock options granted under TASER’s 2001 Stock Option Plan or 1999 Stock Option Plan.

Shares of common stock offered by selling stockholders	219,168

Offering price	The selling stockholders may offer the shares for sale on the Nasdaq SmallCap Market at the market price at the time of the sale. The selling stockholders may also offer the shares in privately negotiated transactions either at the market price at the time of the sale, at a price related to the market price or at a negotiated price. On July 12, 2001, the average of the bid and asked prices of TASER’s common stock on Nasdaq SmallCap Market was $6.00 per share.

Nasdaq SmallCap Market Symbol	TASR

     The common stock involves a high degree of risk. See “Risk Factors” beginning on Page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 10, 2001.

PROSPECTUS SUMMARY	3

Explanatory Note	3

TASER International, Inc.	3

Where You Can Find More Information	4

Incorporation Of Certain Documents By Reference	4

RISK FACTORS	5

THIS OFFERING	10

SELLING STOCKHOLDERS	12

PLAN OF DISTRIBUTION	13

LEGAL MATTERS	13

EXPERTS	14

     This prospectus incorporates important business and financial information about TASER that is not included in or delivered with this prospectus. You may request a copy of all documents that are incorporated by reference in this prospectus by writing or telephoning TASER at the following address: Attention Kathleen C. Hanrahan, Chief Financial Officer, TASER International, Inc., 7860 East McClain Drive, Suite 2, Scottsdale, Arizona 85260, telephone (480) 905-2012. Copies of all documents requested will be provided without charge (not including the exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents or this prospectus).

PROSPECTUS SUMMARY

     This summary highlights selected information from this prospectus and may not contain all the information that is important to you. To understand the circumstances and terms of the offering and for complete information about TASER, you should read this entire document and the information incorporated by reference, including the financial statements and the notes to the financial statements.

Explanatory Note

     This reoffer prospectus is filed as a part of the Registration Statement on Form S-8 and has been prepared in accordance with the requirements of Part I of Form S-3 and may be used for reoffers of common stock defined as “control securities” under Instruction C to Form S-8 acquired by “affiliates” (as that term is defined in Rule 405 of the General Rules and Regulations under the Securities Act, pursuant to the exercise of stock options under TASER’s 2001 Stock Option Plan and 1999 Stock Option Plan.

TASER International, Inc.

     TASER develops, assembles and markets conducted energy weapons primarily for use in the law enforcement and corrections market. TASER sells two principal products, the AIR TASER and the ADVANCED TASER. The AIR TASER is designed to look like a cellular telephone or other consumer electronic item, rather than a weapon, and its sales are targeted primarily at the consumer market. The ADVANCED TASER is an upgraded and redesigned version of the AIR TASER, designed to appeal to the law enforcement and corrections market. It uses the same basic operating principal as the AIR TASER, but produces four times the AIR TASER’s power output. The ADVANCED TASER is pistol-shaped and can be sold with an integrated laser sight and a built-in memory option to record the time and date of up to 585 firings. The weapons use compressed nitrogen to shoot small barbed probes connected to the weapon by high-voltage insulated wires. The weapons transmit powerful electrical pulses along the wires when the probes make contact with the target. The electrical pulses impair voluntary muscle control so that the target cannot perform coordinated action. Since December 1999, over 400 police departments in the United States have made initial purchases of TASER’s products, and 15 police departments have purchased TASER products for every patrol officer. As of February 1, 2001, more than 200 other police departments were evaluating the use of the ADVANCED TASER.

     TASER was incorporated in the State of Arizona in 1993 as ICER Corporation. The Company changed its name to AIR TASER, Inc. in December 1993, and to TASER International, Incorporated in April 1998. In February 2001, TASER reincorporated in Delaware.

Where You Can Find More Information

     TASER is subject to the information requirements of the Securities Exchange Act of 1934 (the “Exchange Act”). In accordance with the Exchange Act, TASER files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may inspect and copy any document TASER files at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC’s Northeast Regional Office at Seven World Trade Center, New York, New York 10048; and at the Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621. You may also purchase copies of TASER’s filings by writing to the Public Reference Section of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Rooms may be obtained by calling the SEC at 1-800-SEC-0330. TASER’s SEC filings are also available on the SEC’s website at http://www.sec.gov.

Incorporation Of Certain Documents By Reference

     This prospectus is part of a registration statement on Form S-8 that TASER filed with the SEC in accordance with the requirements of Part I of Form S-3 and General Instruction C of the Instructions to Form S-8. The SEC allows this filing to “incorporate by reference” information that the Company previously filed with the SEC. This means the Company can disclose important information to you by referring you to other documents that it filed with the SEC. The information that is incorporated by reference is considered part of this prospectus, and information that the Company files later will automatically update and may supercede this information. For further information about the Company and the securities being offered, you should refer to the registration statement and the following documents that are incorporated by reference:

•	The Company’s prospectus filed pursuant to Rule 424(b) under the Securities Act in connection with Registration Statement on Form SB-2 filed with the SEC and declared effective on May 7, 2001 (Registration No. 333-55658), in which there are set forth audited financial statement for the Company’s fiscal year ended December 31, 2000.

•	The description of TASER common stock, $0.00001 par value per share, included in the Company’s Registration Statement on Form SB-2, as declared effective on May 7, 2001 (Registration No. 333-55658), including any amendments or report filed for the purpose of updating such information; and

•	All documents TASER files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold.

     TASER will provide without charge to each person to whom a copy of this prospectus is delivered, on the written or oral request of such person, a copy of any and all of the information that has been incorporated by reference into the registration statement (other than exhibits to such information unless such exhibits are specifically incorporated by reference into the information that the registration statement incorporates). Written or oral requests for such information should be directed to: Kathleen C. Hanrahan, Chief Financial Officer, TASER International, Inc., 7860 East McClain Drive, Suite 2, Scottsdale, Arizona 85260, telephone (480) 905-2012.

     TASER has not authorized any person to give any information or to make any representations in connection with sale of the shares by the selling stockholders other than those contained in this prospectus. You should not rely on any information or representations in connection with such sales other than the information or representations in this prospectus. You should not assume that there has been no change in TASER’s affairs since the date of this prospectus or that the information in this prospectus is correct as of any time after its date. This prospectus is not an offer to sell or a solicitation of an offer to buy shares in any state or under any circumstances in which such an offer or solicitation is unlawful.

RISK FACTORS

     Before you invest in TASER’s common stock you should be aware that there are various risks, including those described below, that may affect the Company’s business, financial condition and results of operations. However, this list of risk factors may not be exhaustive.

TASER has no history of profitable operations and may incur future losses.

Since the Company’s inception in 1993, TASER has incurred significant losses. Net losses for the years ended December 31, 1999 and 2000 were $1.7 million and $473,000, respectively. The Company may never achieve or sustain profitability. At December 31, 2000, TASER had an accumulated deficit of approximately $6.8 million and negative stockholders’ equity of $3.6 million. The Company also had a net working capital deficit of $2.4 million and $1.1 million at December 31, 1999 and 2000, respectively. In addition, TASER expects operating expenses to increase significantly as sales and marketing efforts expand and otherwise support expected growth. Given these planned expenditures, TASER may incur additional losses in the near future.

TASER’s business is difficult to evaluate because it has a limited operating history in the law enforcement and corrections market and has been focused on its current business strategy for only approximately one and one-half years.

TASER revised its business strategy in late 1999 to concentrate on the law enforcement and corrections market. Accordingly, the Company has a limited operating history from which its present business and future prospects can be evaluated. TASER faces risks and uncertainties relating to the Company’s ability to implement its business plan successfully. The Company’s prospects must be considered in light of the risks, expenses and difficulties frequently encountered by newly-public companies that have recently changed their business strategies. If Taser is unsuccessful in addressing these risks and uncertainties, its business, results of operations, financial condition and prospects will be materially harmed.

TASER is materially dependent on acceptance of its products by the law enforcement and corrections market, and if law enforcement and corrections agencies do not purchase its products, TASER’s revenues will be adversely affected and the Company may not be able to expand into other markets.

A substantial number of law enforcement and corrections agencies may not purchase TASER’s conducted energy, less-lethal weapons. In addition, if its products are not widely accepted by the law enforcement and corrections market, TASER may not be able to expand sales of products into other markets. Law enforcement and corrections agencies may be influenced by claims or perceptions that conducted energy weapons are unsafe or may be used in an abusive manner. In addition, earlier generation conducted energy weapons may have been perceived as ineffective. Sales of TASER’s products to these agencies may also be delayed or limited by these claims or perceptions.

TASER substantially depends on sales of the ADVANCED TASER and if this product is not widely accepted, the Company’s growth prospects will be diminished.

In 2000, TASER derived the majority of revenues from sales of ADVANCED TASERs and related cartridges, and expects to depend on sales of this product for the foreseeable future. A decrease in the prices of or demand for this product line, or its failure to achieve broad market acceptance, would significantly harm the Company’s growth prospects, operating results and financial condition.

If TASER is unable to manage its projected growth, its growth prospects may be limited and future profitability may be adversely affected.

TASER intends to expand its sales and marketing programs and manufacturing capability. Rapid expansion may strain the Company’s managerial, financial and other resources. If the Company is unable to manage its growth, its business, operating results and financial condition could be adversely affected. TASER’s systems, procedures, controls and management resources also may not be adequate to support future operations. TASER will need to continually improve its operational, financial and other internal systems to manage growth effectively, and any failure to do so may lead to inefficiencies, redundancies and result in reduced growth prospects and profitability.

TASER may face personal injury and other liability claims that harm the Company’s reputation and adversely affect its sales and financial condition.

TASER’s products are often used in aggressive confrontations that may result in serious, permanent bodily injury to those involved. TASER’s products may cause or be associated with these injuries. A person injured in a confrontation or otherwise in connection with the use of TASER’s products may bring legal action against the Company to recover damages on the basis of theories including personal injury, wrongful death, negligent design, dangerous product or inadequate warning. TASER may also be subject to lawsuits involving allegations of misuse of its products. If successful, personal injury, misuse and other claims could have a material adverse effect on the Company’s operating results and financial condition. Although TASER carries product liability insurance, significant litigation could also result in a diversion of management’s attention and resources, negative publicity and an award of monetary damages in excess of the Company’s insurance coverage.

TASER’s future success is dependent on its ability to expand sales through distributors and its inability to recruit new distributors would negatively affect sales.

TASER’s distribution strategy is to pursue sales through multiple channels with an emphasis on independent distributors. The Company’s inability to recruit and retain police equipment distributors who can successfully sell its products would adversely affect its sales. In addition, arrangements with these distributors are generally short-term. If TASER does not competitively price its products, meet the requirements of its distributors or end-users, provide adequate marketing support, or comply with the terms of its distribution arrangements, the Company’s distributors may fail to aggressively market its products or may terminate their relationships with the Company. These developments would likely have a material adverse effect on TASER’s sales. The Company’s reliance on sales of its products by others also makes it more difficult to predict revenues, cash flow and operating results.

TASER expends significant resources in anticipation of a sale due to its lengthy sales cycle and may receive no revenue in return.

Generally, law enforcement and corrections agencies consider a wide range of issues before committing to purchase TASER’s products, including product benefits, training costs, the cost to use TASER’s products in addition to or in place of other less-lethal products, product reliability and budget constraints. The length of the sales cycle may range from 60 days to a year or more. TASER may incur substantial selling costs and expend significant effort in connection with the evaluation of its products by potential customers before they place an order. If these potential customers do not purchase TASER products, the Company will have expended significant resources and received no revenue in return.

Most of TASER’s end-users are subject to budgetary and political constraints which may delay or prevent sales.

Most of TASER’s end-user customers are government agencies. These agencies often do not set their own budgets and therefore have little control over the amount of money they can spend. In addition, these agencies experience political pressure that may dictate the manner in which they spend money. As a result, even if an agency wants to acquire TASER’s products, it may be unable to purchase them due to budgetary or political constraints. Some government agency orders may also be canceled or substantially delayed due to budgetary, political or other scheduling delays which frequently occur in connection with the acquisition of products by such agencies.

Government regulation of TASER products may adversely affect sales.

Federal regulation of sales in the United States. TASER’s weapons are not firearms regulated by the Bureau of Alcohol, Tobacco and Firearms, but are consumer products regulated by the United States Consumer Product Safety Commission. Although there are currently no federal laws restricting sales of TASER’s weapons in the United States, future federal regulation could adversely affect sales of TASER’s products.

Federal regulation of international sales. TASER’s weapons are controlled as a “crime control” implement by the United States Department of Commerce, or DOC, for export directly from the United States. Consequently, TASER must obtain an export license from the DOC for the export of its weapons from the United States other than to Canada. While the Company has a history of timely obtaining DOC export licenses for sales of its weapons to the majority of the Company’s international customers, unforeseen changes in U.S. export regulations could significantly and adversely affect the Company’s international sales.

State and local regulation. TASER’s weapons are currently controlled, restricted or their use prohibited by several state and local governments. TASER’s weapons are banned from consumer sale or use in seven states: New York, New Jersey, Rhode Island, Michigan, Wisconsin, Massachusetts and Hawaii. Law enforcement use of TASER’s products is also restricted in Michigan, New Jersey, Rhode Island, Massachusetts and Hawaii. Some municipalities, including Omaha, Nebraska and Washington, D.C., also prohibit consumer use of TASER’s products. Other jurisdictions may ban or restrict the sale of TASER’s products and product sales may be significantly affected by additional state, county and city governmental regulation.

Foreign regulation. Certain foreign jurisdictions, including Japan, the United Kingdom, Australia, Italy and Hong Kong, prohibit the sale of conducted energy weapons, limiting the Company’s international sales opportunities.

If TASER is unable to protect its intellectual property, it may lose a competitive advantage or incur litigation costs to protect its rights.

The Company’s future success depends in part upon its proprietary technology. TASER’s protective measures, including a patent, trademarks and trade secret laws, may prove inadequate to protect its proprietary rights. The Company’s United States patent on the construction of the gas cylinder used to store the compressed nitrogen in its cartridges expires in 2015. The holder of the patent on the process by which compressed gases launch the probes in its cartridges has licensed the technology covered by the patent for use in electronic weapons only to TASER and two other companies. This patent expires in 2009. The scope of any patent to which the Company has or may obtain rights may not prevent others from developing and selling competing products. The validity and breadth of claims covered in technology patents involve complex legal and factual questions, and the resolution of such claims may be highly uncertain, lengthy, and expensive. In addition, TASER’s patents may be held invalid upon challenge, others may claim rights in or ownership of its patents.

TASER is subject to intellectual property infringement claims, which will cause the Company to incur litigation costs and divert management attention from the Company’s business.

Any intellectual property infringement claims against TASER, with or without merit, could be costly and time-consuming to defend and divert management’s attention from the Company’s business. If TASER’s products were found to infringe a third party’s proprietary rights, the Company could be required to enter into royalty or licensing agreements in order to be able to sell its products. Royalty and licensing agreements, if required, may not be available on terms acceptable to the Company or at all.

In early April 2001, a patent licensee sued TASER in the United States District Court, Central District of California. The lawsuit alleges that certain technology used in the firing mechanism for TASER’s weapons infringes upon a patent for which the licensee holds a license, and seeks injunctive relief and unspecified monetary damages. An outcome that is adverse to the Company, costs associated with defending the lawsuit, and the diversion of management’s time and the Company’s resources could harm the Company’s business and financial condition.

Competition in the law enforcement and corrections market could reduce sales and prevent TASER from achieving profitability.

The law enforcement and corrections market is highly competitive. TASER faces competition from numerous larger, better capitalized and more widely known companies that make other less-lethal weapons and products, as well as from a small company that also sells conducted energy less-lethal weapons. Increased competition may result in greater pricing pressure, lower gross margins and reduced sales, and prevent the Company from achieving profitability.

Defects in TASER products could reduce demand for our products and result in loss of sales, delay in market acceptance and injury to the Company’s reputation.

Complex components and assemblies used in TASER’s products may contain undetected defects that are subsequently discovered at any point in the life of the product. In 2000, the Company recalled a series of ADVANCED TASERs due to a defective component in connection with which it incurred expenses of approximately $9,000 and recorded an additional charge of approximately $41,000 to account for related future expenses. Defects in TASER products may result in loss of sales, delay in market acceptance, injury to the Company’s reputation and increased warranty costs.

TASER’s revenues and operating results may fluctuate unexpectedly from quarter to quarter, which may cause its stock price to decline.

TASER’s revenues and operating results have varied significantly in the past and may vary significantly in the future due to various factors, including changes in operating expenses, market acceptance of the Company’s products and services, regulatory changes that may affect the marketability of its products, and budgetary cycles of municipal, state and federal law enforcement and corrections agencies. As a result of these and other factors, TASER believes that period-to-period comparisons of the Company’s operating results may not be meaningful in the near term and that investors should not rely upon the Company’s performance in a particular period as indicative of its performance in any future period.

Dependence on third-party suppliers for key components of TASER’s weapons could delay shipment of the Company’s products and reduce sales.

TASER depends on certain domestic and foreign suppliers for the delivery of components used to assemble its products. This reliance on third-party suppliers creates risks related to the potential inability to obtain an adequate supply of components or subassemblies and reduced control over pricing and timing of delivery of components and subassemblies. Specifically, TASER depends on suppliers of sub-assemblies, machined parts, injection molded plastic parts, printed circuit boards, custom wire fabrications and other miscellaneous custom parts for its products. The final assembly of cartridges used in firing of TASER weapons was prevented for four weeks beginning in November 2000 by a supplier’s receipt of defective wire used as a component in the cartridges. TASER does not have long-term supply agreements with any of these suppliers. Any interruption of supply for any material components of TASER’s products could significantly delay the shipment of those products and have a material adverse effect on the Company’s revenues, profitability and financial condition.

Pending litigation may subject TASER to significant litigation costs and divert management attention from the Company’s business.

A former distributor of TASER products has filed a lawsuit in the state of New York asserting certain rights of exclusive sales representation with respect to the Company’s products. The former distributor claims that he has the exclusive right to market and sell TASER products to an extensive list of the Company’s current and potential customers throughout the United States. The suit was dismissed in February 2001 for lack of personal jurisdiction of the New York court. In March 2001, the former distributor appealed the dismissal. In addition, in early April 2001, a patent licensee sued TASER in the United States District Court, Central District of California. The lawsuit alleges that certain technology used in the firing mechanism for TASER weapons infringes upon a patent for which the licensee holds a license, and seeks injunctive relief and unspecified monetary damages. In addition, the Company is a plaintiff in a lawsuit against a competitor alleging trademark infringement, unfair competition and interference with contractual relations. An outcome that is adverse to TASER, costs associated with defending or prosecuting these lawsuits and the diversion of TASER management’s time and the Company’s resources as a result of these matters could harm TASER’s business or financial condition.

THIS OFFERING

     Certain of TASER’s officers and directors, or selling stockholders, may offer and sell, from time-to-time, up to 219,168 shares of TASER’s common stock. These are shares that may be acquired by the selling stockholders upon the exercise of stock options granted to them as of the date of this prospectus pursuant to TASER’s 2001 Stock Option Plan or 1999 Stock Option Plan and shares that may be acquired by the selling stockholders pursuant to options granted to them in the future pursuant to the 2001 Stock Option Plan. The Company does not intend to grant additional options under the 1999 Stock Option Plan. As of the date of this prospectus, options to purchase an aggregate of 219,168 shares of TASER’s common stock have been granted to the selling stockholders, as detailed in the Selling Stockholders section below.

     Options or shares of common stock may be issued under the 2001 Stock Option Plan in amounts and to persons not presently known. Once the amounts and names are known, such persons, their holdings of common stock and certain other information may be included in a subsequent version of this prospectus. TASER will pay the expenses of preparing this prospectus and the related registration statement. All brokerage commissions and other expenses incurred in connection with sales by the selling stockholders will be borne by such selling stockholders.

     TASER will not receive any of the proceeds from the sale of the shares covered by this prospectus. While TASER will receive sums upon any exercise of options by the selling stockholder, there are currently no plans for application of such sums, other than for general corporate purposes. TASER cannot assure that any of such options will be exercised.

[This space is intentionally left blank.]

SELLING STOCKHOLDERS

     The table below sets forth the following information regarding the beneficial ownership of common stock held by the selling stockholders as of May 15, 2001: (i) the name and position of each selling stockholder who may sell common stock pursuant to this prospectus; (ii) the number of shares of common stock owned by each selling stockholder as of the date of this prospectus; (iii) the number of shares of common stock offered hereunder which may be acquired by the selling stockholders pursuant to the exercise of options granted to them under the Plan as of the date of this prospectus; and (iv) the amount and percentage of common stock to be owned by each such selling stockholder if such selling stockholder were to sell all of the shares of common stock which may offered pursuant to this prospectus.

	Number of Shares of			Number of Shares of
	Common Stock Owned		Number of Shares of	Common Stock
	Prior to		Common Stock to be	Owned/Percentage
Name and Position	Offering(1)		Offered(2)	After Offering(3)

Phillips W. Smith,				372,209

Chairman	389,876	(4)	16,667	13.8%

Patrick W. Smith, Chief Executive Officer and				297,038

Director	367,038	(5)	70,000	10.9%

Thomas P. Smith, President and				153,128

Director	223,128	(6)	70,000	5.6%

Kathleen C

Hanrahan, Chief Financial Officer	7,312	(7)	49,167	*

Matthew R. McBrady, Director	790	(8)	6,667	*

Karl F. Walter, Director	790	(9)	6,667	*

				822,375

Total	988,934		219,168	30.3%

  *   Less than one percent.

(1)  For purposes of this table, the number of shares of common stock includes all shares of common stock that may be acquired upon the exercise of options or warrants that are exercisable within 60 days of May 15, 2001.

(2)  For purposes of this table, the number of shares of common stock offered includes shares of common stock which would be owned if all options granted under the 2001 Plan and 1999 Plan as of the date of this prospectus were exercised, regardless of whether those options are currently exercisable. It does not include shares of common stock which may be acquired upon the exercise of options that may be granted under the 2001 Plan in the future to the selling stockholders, which information is not currently known.

(3)	Applicable percentage of ownership is based on 2,710,754 shares of common stock outstanding on May 15, 2001.

(4)	Includes 22,230 shares subject to options or warrants that are exercisable within 60 days of May 15, 2001.

(5)	Includes 16,704 shares subject to options that are exercisable within 60 days of May 15, 2001.

(6)	Includes 16,704 shares subject to options that are exercisable within 60 days of May 15, 2001.

(7)	Includes 7,312 shares subject to options that are exercisable within 60 days of May 15, 2001.

(8)	Includes 790 shares subject to options that are exercisable within 60 days of May 15, 2001.

(9)	Includes 790 shares subject to options that are exercisable within 60 days of May 15, 2001.

PLAN OF DISTRIBUTION

     The selling stockholders have not advised the Company of any specific plan for distribution of the shares offered hereby, but it is anticipated that the shares will be sold from time-to-time by the selling stockholders or by their pledges, donees, transferees or other successors in interest. Such sales may be made over-the-counter on the NASDAQ SmallCap Market at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares may be sold by means of one or more of the following: (i) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (ii) purchases by a broker or dealer for its account pursuant to this prospectus; or (iii) ordinary brokerage transactions and transactions in which the broker solicits purchases. In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the selling stockholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales, and any commission received by them and any profit realized by them on the resales of shares as principals may be deemed underwriting compensation under the Securities Act. Shares of common stock covered by this prospectus also may qualify to be sold pursuant to Rule 144 under the Securities Act, rather than pursuant to this prospectus.

LEGAL MATTERS

     The validity of the common stock offered hereby will be passed upon by Tonkon Torp LLP. Tonkon Torp LLP holds warrants to purchase a total of 6,600 shares of common stock of the Company.

EXPERTS

     The financial statements and the related financial statement schedule incorporated into this prospectus by reference from the Company’s Registration Statement on Form SB-2 declared effective as of May 7, 2001 have been audited by Arthur Andersen LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

     The following documents previously filed by TASER with the Securities and Exchange Commission (the “SEC”) are incorporated by reference into this Registration Statement and are deemed to be a part hereof from the date of filing:

     (a)  The Company’s prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933 in connection with Registration Statement on Form SB-2, as declared effective on May 7, 2001 (Registration No. 333-55658), in which there are set forth audited financial statements for the Company’s fiscal year ended December 31, 2000.

     (b)  The description of TASER’s common stock, $0.00001 par value (the “common stock”) set forth in TASER’s Registration Statement on Form SB-2, as declared effective on May 7, 2001 (Registration No. 333-55658), including any amendments or reports filed for the purpose of updating such information.

     (c)  All documents TASER files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold.

Item 4.     Description of Securities

Not applicable.

Item 5.     Interests of Named Experts and Counsel.

     The validity of the common stock offered hereby will be passed upon by Tonkon Torp LLP. Tonkon Torp LLP holds warrants to purchase a total of 6,600 shares of common stock of the Company.

Item 6.     Indemnification of Directors and Officers.

     TASER’s certificate of incorporation allows and its bylaws require that the Company indemnify its directors and officers who are or were a party to, or are threatened to be made a party to, any proceeding (including a derivative action if the director or officer is not found liable to the Company), against all expenses reasonably incurred by a director of officer in connection with such a proceeding (including expenses, judgments, fines and amounts paid in settlement), if the director or officer acted in good faith, in a manner he or she believed was not opposed to the Company’s best interests and, with respect to a criminal proceeding, had no reason to believe that his or her conduct was unlawful.

     TASER has entered into separate indemnification agreements with each of its directors and officers. The agreements provide for mandatory indemnification for and limit the liability of the Company’s directors and officers in serving the Company to the fullest extent permitted by the Delaware General Corporation Law. Specifically, under the agreements, the Company’s directors and officers will not be personally liable for monetary damages for their errors or omissions, except for liability for the breach of a director’s or officer’s duty of loyalty to the Company or its stockholders, for intentional misconduct or acts not in good faith, for making any unlawful distribution, for any transaction from which the director or officer derived an improper benefit, or for violating section 16(b) of the Exchange Act or similar laws.

     TASER’s bylaws and indemnification agreements generally require that the Company advance to its directors and officers expenses incurred by them in defending a proceeding in advance of its final disposition, provided that the director or officer agrees to reimburse the Company for such advances if it is ultimately found that the director or officer is not entitled to indemnification. The Company maintains directors’ and officers’ liability insurance under which the Company’s directors and officers are insured against claims for errors, neglect, breach of duty and other matters.

Item 7.     Exemption from Registration Claimed.

Not applicable.

Item 8.     Exhibits.

     The exhibits listed in the Index to Exhibits, which appears on page II-21 herein, are filed as part of this Registration Statement.

Item 9.     Undertakings.

     A.     The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(ii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B.     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C.     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the above-referenced provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, Arizona on July 12, 2001.

TASER INTERNATIONAL, INC
By	/s/ Patrick W. Smith

Patrick W. Smith
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENT that each person whose signature appears below hereby constitutes and appoints Patrick W. Smith and Kathleen C. Hanrahan his or her true and lawful attorneys-in-fact and agents, with full power of substitution for him or her in any and all capacities, to sign any and all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys and agents full power and authority to do any and all acts and things necessary or advisable in connection with such matters, and hereby ratifying and confirming all that the attorneys and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date(s) indicated:

Principal Executive Officer:	Date:

/s/ Patrick W. Smith	July 12, 2001

Patrick W. Smith Chief Executive Officer and Director

Principal Financial and Accounting Officer:

/s/ Kathleen C. Hanrahan	July 12, 2001

Kathleen C. Hanrahan Chief Financial Officer

Date:

Directors:

/s/ Phillip W. Smith	July 12, 2001

Phillip W. Smith Chairman of the Board of Directors

/s/ Bruce R. Culver	July 12, 2001

Bruce R. Culver

/s/ Matthew R. McBrady	July 12, 2001

Matthew R. McBrady

/s/ Thomas C. Smith	July 12, 2001

Thomas C. Smith

/s/ Karl F. Walter	July 12, 2001

Karl F. Walter

INDEX TO EXHIBITS

Exhibit Number	Exhibit

4.1	Certificate of Incorporation(1)

4.2	Bylaws(1)

4.3	Form of Indemnification Agreements(1)

5.1	Opinion of Tonkon Torp LLP

23.1	Consent of Arthur Andersen LLP, Independent Auditors

23.2	Consent of Tonkon Torp LLP (included in Exhibit 5.1)

24.1	Power of Attorney (see Page II-19)

Other exhibits listed in Item 601 of Regulation S-K are not applicable.

(1) Incorporated herein by reference to the Company’s Registration Statement on Form SB-2, as declared effective on May 7, 2001 (Registration No. 333-55658).